GEHL COMPANY
                            2003 INCENTIVE BONUS PLAN


     The purpose of the Gehl Company (the "Company") 2003 Incentive Bonus Plan ("Plan") is to provide a system of incentive compensation which will reward participants for achieving Company net income and asset reduction targets, as well as their personal / departmental goals. This Plan supercedes and replaces the SVA Management Incentive Compensation Plan dated December 15, 1995.

     All exempt employees shall be considered participants in the Plan, and each participant will be assigned a target bonus based upon a percentage of their annual salary, which in most cases will be similar to the target bonus percentage assigned to the participant under the former SVA Management Incentive Compensation Plan dated December 15, 1995.

     Any bonus payable under the Plan will be paid after the 2003 fiscal results are finalized by the Company's auditors and approved by the Company's Audit Committee. Participants must be employed by the Company on the date the bonuses are paid. If a participant voluntarily leaves the Company's employ for reasons other than retirement, or is terminated prior to the date the bonuses are paid, the participant will be ineligible to receive any bonus.

     The Plan shall be effective for the 2003 fiscal year and may be modified or terminated by the Board of Directors at its sole discretion. It is the intent of the Compensation and Benefits Committee of the Board of Directors to review the Plan annually and adjust the targets consistent with the Company's overall business and strategic plan objectives.

     The Bonus Pool components are as follows:

          Net Income                         70%
          Asset Reduction                    20%
          Individual / Department Goals      10%

     A full (100%) payout occurs when the assigned net income and asset reduction targets for the year are met and the participant meets the individual / departmental goals. Above and below the 100% Plan target is a 20% band: 80% minimum threshold, 120% maximum; the same for both net income and asset reduction, as well as individual performance.

     The Net Income and Asset Reduction targets for 2003 shall be determined by the Compensation and Benefits Committee of the Board of Directors.

     Any extraordinary event such as the sale of assets not in the ordinary course of business or extraordinary gains or losses shall not be taken into account in computing actual net income and asset reduction for 2003. The components of asset reduction are wholesale and retail receivables, fixed assets, inventories and current liabilities.